EXHIBIT 10.3
 TRUST AGREEMENT

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TRUST AGREEMENT

 THIS TRUST AGREEMENT ("Agreement"), is made as of the 30th day of July, 1999, by and among Unico, Inc., a New Mexico corporation ("Unico"), Intermountain Refining Co. Inc., a New Mexico corporation ("IRC"), and William J. Hickey ("Trustee").

RECITALS

A. On June 26, 1998, Unico, IRC, and others executed a certain Novation Agreement (the "Novation Agreement").

B. Pursuant to the Novation Agreement it was agreed that, at the option of IRC, all of the capital stock of IRC would be distributed pro rata to the Eligible Unico Shareholders (as defined below), as more particularly set forth in the Novation Agreement (the "Spin-Off Transaction").

C. IRC elected to proceed with the Spin-Off Transaction.

D. In furtherance of the Novation Agreement and the Spin-Off Transaction, effective as of June 26, 1998, Unico delivered the Current IRC Stock (as defined below) to McGloin, who has held such stock for the benefit of the Eligible Unico Shareholders.

E. By a letter agreement dated July 16, 1999 (together with all attachments thereto, the "Letter Agreement"), Unico and IRC agreed to certain procedures and other matters to effect and finalize the Spin-Off Transaction and consummate the other matters agreed to in the Novation Agreement.

F. Pursuant to the further agreements reached in the Letter Agreement, Unico and IRC wish to establish a trust, in accordance with the terms and conditions set forth herein.

G. Trustee is willing to act as the trustee, in accordance with the terms and conditions set forth herein.

 NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

AGREEMENT

 1. Definitions.  As used in this Agreement, the following terms shall have the following meanings:

 "Agreement" means this Trust Agreement.

 "Current IRC Stock" means 50,000 shares of common stock of IRC, held in trust by the Trustee pursuant to the terms of this Agreement.

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 "Eligible Unico Shareholders" means those Unico shareholders eligible to receive IRC common stock in the Spin-Off Transaction, which shareholders are listed in Exhibit A to this Agreement.

 "IRC" means Intermountain Refining Co., Inc., a New Mexico corporation

 "Letter Agreement" has the meaning set forth in Recital E of this Agreement.

 "McGloin" means Michael McGloin, an attorney residing in Denver, Colorado.

 "Novation Agreement" has the meaning set forth in Recital A of this Agreement.

 "Spin-Off Transaction" has the meaning set forth in Recital B of this Agreement.

 "Trustee" means William J. Hickey.

 "Unico" means Unico, Inc., a New Mexico corporation.

 2. Transfer of Current IRC Stock Into Trust For Benefit of Eligible Unico Shareholders.   Unico and IRC, as their interests may appear, hereby establish a trust for the benefit of the Eligible Unico Shareholders, pursuant to the terms and conditions of this Agreement.  The sole res of the Trust shall be the Current IRC Stock.  The Eligible Unico Shareholders shall be the beneficiaries of the trust, pro rata in accordance with their stock ownership in Unico as of July 6, 1999.  Unico shall have no further interest in the Current IRC Stock.  To facilitate the foregoing, Unico has tendered a signed blank stock power to the Trustee for the Current IRC Stock.  To the extent Unico has not transferred any interest in the Current IRC Stock to the Trustee to effect the terms of this Agreement, it hereby does so.  Unico and IRC hereby direct McGloin to tender the Current IRC Stock to the Trustee.

 3. Tax Considerations.  The Trustee shall hold the Current IRC Stock as trustee for benefit of the Eligible Unico Shareholders.  To the extent, if any, the transactions set forth in paragraph 2 of this Agreement and/or the Spin-Off Transaction are taxable events, the intent of the parties is that any tax liability shall accrue to the Eligible Unico Shareholders rather than to Unico, IRC, or the Trustee.  It further is the intent of the parties that the tax liability shall accrue upon receipt by the Eligible Unico Shareholders of stock certificates to be distributed to them pursuant to paragraph 5 of this Agreement.

 4. Voting of Current IRC Stock. Until the Spin-Off Transaction is completed and IRC stock certificates distributed to the Eligible Unico Shareholders, the Current IRC Stock shall be voted by the Trustee.  The Trustee may, but shall not be required to, canvas the Eligible Unico Shareholders about upcoming votes to determine how they wish him to vote.

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 5. Completion of the Spin-Off Transaction.  IRC shall be responsible for insuring compliance with all federal and state securities laws and regulations governing the Spin-Off Transaction.  When all such laws and regulations have been complied with and IRC is otherwise prepared to complete the Spin-Off Transaction, IRC shall give written notice to the Trustee about how to dispose of the Current IRC Stock.  The parties currently contemplate that the Trustee ultimately will either (i) transfer the Current IRC Stock to IRC for cancellation, if IRC determines to issue new shares of IRC common stock to the Eligible Unico Shareholders; or (ii) distribute the Current IRC Stock to the Eligible Unico Shareholders, if IRC determines not to issue new shares of IRC common stock to the Eligible Unico Shareholders.  IRC may take whatever steps it deems necessary or desirable to complete the Spin-Off Transaction, including without limitation declaring and delivering additional stock to the Trustee or canceling the existing share certificate for Current IRC Stock.  Unico shall have no interest in or control over any aspect of the Spin-Off Transaction, except to cooperate reasonably with IRC and/or the Trustee to accomplish the Spin-Off Transaction.  Regardless of how the distribution ultimately is structured, the intent of the parties is that the Trustee shall play only a ministerial role in the distribution, and shall not be or be deemed an issuer, underwriter, broker, seller, or transferor, but only a trustee.

 6. Duties of Trustee.  The Trustee's sole duties under this Trust Agreement shall be to (i) hold the Current IRC Stock in trust for the benefit of the Eligible Unico Shareholders, and to dispose of the Current IRC Stock as directed by IRC in furtherance of the Spin-Off Transaction; (ii) to vote the Current IRC Stock if necessary; and (iii) hold the Current IRC Stock to insure that it cannot be traded until the Spin-Off Transaction can be accomplished in compliance with applicable securities laws.  Except for any losses suffered by reason of a breach of fiduciary duty, Unico and IRC jointly and severally indemnify and hold harmless the Trustee against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs and attorney fees incurred in performance of his duties hereunder.  In the event of any bona fide dispute concerning the Current IRC Stock and its disposition, the Trustee may at his option commence an action in the nature of interpleader and seek to deposit the disputed documents in a court of competent jurisdiction, with the expenses thereof to be borne by the non-prevailing party or parties.  If prior to the termination of this Trust the Trustee resigns, then IRC shall designate a successor trustee.

 7. Term of Trust.  This trust shall commence on the date hereof and shall terminate when the Trustee disposes of the Current IRC Stock in accordance with the terms hereof.

 8. Irrevocable Trust.  This trust is irrevocable.  Neither Unico nor IRC shall have any right or power, whether alone or by action jointly taken with others, to alter, amend, revoke, or terminate the trust, or any of the terms of this Agreement, in whole or in part, other than to designate who shall possess the trust property.  By this Agreement, Unico relinquishes all possession or enjoyment of, or right to the income from, the Current IRC Stock, whether directly, indirectly, or constructively, and every interest on any nature in the Current IRC Stock.

 9. Administrative Provisions.  The following administrative provisions shall govern this Agreement:

  9.1 Waiver of Bond.  To bond or surety shall be required of the Trustee or any successor trustee.

  9.2 Waiver of Accounting.  The Trustee is relieved from any duty to comply with the provisions of any applicable accounting act or rule of law requiring a court or other accounting.

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  9.3 Compensation of Trustee.  Trustee shall charge his normal hourly rate for services provided under this Agreement.  IRC shall be responsible for paying any amounts owed, so long as Unico does not force the Trustee to spend unnecessary time performing his duties under this Agreement, in which event Unico shall be responsible for paying the Trustee for his time and expenses.

  9.4 Resignation of Trustee.  The Trustee or any successor trustee may resign at any time by written notice to IRC.  In such an event, the Trustee shall deliver the Current IRC Stock to the successor trustee and shall then be discharged as trustee and have no further powers, rights, discretions, obligations, or duties with the trust estate.

  9.5 Appointment of Replacement Trustee.  IRC shall have the power to appoint a replacement Trustee at any time upon written notice to the Trustee.  In such an event, the Trustee shall deliver the Current IRC Stock to the successor trustee and shall then be discharged as trustee and have no further powers, rights, discretions, obligations, or duties with the trust estate.  The Trustee shall be compensated for all of his duties performed prior to the replacement.

 10. Notices.  All notices, demands, consents, approvals, and other communications that may or are required to be given by any party to the others under this Agreement will be deemed to have been fully given when made in writing and personally delivered, delivered by telecopier, or deposited in the United States mail, postage prepaid, certified or registered mail, and addressed to the parties at their respective addresses as follows:

 Unico at: Unico, Inc.
          1601 N. Sepulveda Blvd
          Manhattan Beach, California  90266
          Attention:  Ike Suri, Chief Executive Officer
          Telecopier: (949) 706-1466

 IRC at:   Intermountain Refining Co., Inc.
           P.O. Box 35
           Farmington, New Mexico  87499
           Attention: William N. Hagler, President
           Telecopier:  (505) 326-2660

 Trustee at:   William J. Hickey
               c/o Jacobvitz, Thuma & Walker
               500 Marquette Ave., N.W.
               Suite 650
               Albuquerque, New Mexico  87102
               (505) 766-9287

Each party may designate by notice in writing to the other party any new address to which notices, demands, consents, approvals, and other communications will be sent.

 11. Miscellaneous Provisions.

  11.1  Binding Effect.  The agreements, covenants, conditions, and provisions herein contained apply to and bind the successors and assigns of the parties hereto.

  11.2  Construction.  This Agreement is to be construed to effect the normal and reasonable expectations of sophisticated business parties.  No party will take actions that would frustrate the other parties' reasonable expectations concerning the benefits to be enjoyed hereunder.  This Agreement has been prepared by IRC and its professional advisors and reviewed by Unico and its professional advisors.  Unico and IRC believe this Agreement is the product of both of their efforts, expresses their agreement, and should not be interpreted in favor of or against either Unico or IRC.

  11.3  Severability.  If any provision of this Agreement is determined to be illegal or unenforceable, such determination will not affect any other provisions of this Agreement, and all such other provisions will remain in full force and effect.

  11.4  Execution of Documents.  Each party will execute all documents and perform all acts reasonably required to effect the purposes of this Agreement.

  11.5  Applicable Law.  This Agreement is to be governed by and construed in accordance with the laws of the State of New Mexico.

  11.6  Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The headings of the sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

  11.7  Captions.  Section headings in this Agreement are for convenience of reference only and shall not otherwise affect the meaning hereof.

  11.8  Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

  11.9  Expenses.  Unless otherwise specified herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereunder shall be paid by the party incurring such expenses.

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

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UNICO:     UNICO, INC.,
           a New Mexico corporation

      By:    Ike Suri
             Ike Suri, President

IRC:      INTERMOUNTAIN REFINING CO., INC.,
          a New Mexico corporation

      By:    William N. Hagler
             William N. Hagler, President

TRUSTEE:     William J. Hickey
             William J. Hickey

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